Exhibit 99.1



BioVeris Corporation
16020 Industrial Drive, Gaithersburg, Maryland  20877 USA
Phone:  (301) 869-9800, Fax:  (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:
George Migausky                    Jonathan Fassberg (investors)
BioVeris Corporation               The Trout Group
(301) 869-9800, ext. 2013          (212) 477-9007, ext. 16

Paul Caminiti or Andrew Cole (media)
Citigate Sard Verbinnen
(212) 687-8080


               BIOVERIS ADDS TWO NEW MEMBERS TO BOARD OF DIRECTORS

GAITHERSBURG, MD, MAY 24, 2004 - BioVeris Corporation (Nasdaq: BIOV) announced today the addition of John E. Quinn and William J. Crowley Jr. to its Board of Directors. The BioVeris Board now consists of seven directors, five of which are independent.

Mr. Quinn is a senior operating executive with PolyOne Corporation, where he has been Group Vice President of the Elastomers and Performance Additives business since 1998. Previously, Mr. Quinn was with the General Electric Company, Plastics Group, as General Manager of the Noryl Resins Business.

Mr. Crowley is a certified public accountant and is an independent business advisor to companies. Prior to his retirement in 2002, Mr. Crowley had a thirty-two year career with Arthur Andersen LLP, of which 16 years were in Baltimore, Maryland, most recently serving for 7 years as Managing Partner of the Baltimore office.

"We are delighted that William Crowley and John Quinn have agreed to serve on BioVeris' Board of Directors," said Samuel J. Wohlstadter, Chairman and Chief Executive Officer. "We expect that their significant financial and operational experience will enhance the Board's efforts to help guide the Company to continued growth and success."

BioVeris Corporation is an international health care company dedicated to the commercialization, directly and through collaborations and alliances, of innovative, technology-based products and services intended to improve the quality of life. The company applies its expertise in biotechnology, detection systems, and clinical diagnostics to the development of new and proprietary products and pursues collaborative arrangements to identify new health care product opportunities, accelerate product development, and enhance its global capabilities and competitiveness. BioVeris is headquartered in Gaithersburg, Maryland. More information about the company can be found at www.bioveris.com.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including contributions that may be made by members of the Board of Directors, and the Company's future business plans and prospects for growth and success. Actual results might differ materially from these statements due to risks and uncertainties, including value of BioVeris' technology to and acceptance by third parties, nature and extent of competition, ability of the company to take advantage of opportunities and develop new products, and general market factors, among others. More complete descriptions of the risks applicable to BioVeris appear in the company's documents filed with the Securities and Exchange Commission and available on request from the company. BioVeris disclaims any intent or obligation to update these forward-looking statements.

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